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                                                                    Exhibit 10.5

SUMMARY OF PERFORMANCE OBJECTIVES FOR AWARDS UNDER THE LONG-TERM INCENTIVE PLAN OF CENTERPOINT ENERGY, INC.

Distributions pursuant to Performance Unit Awards and Performance Share Awards:

     o for the 2002 - 2004 performance cycle are based on (i) a total shareholder return measure of CenterPoint Energy, Inc. compared to a peer group of companies in which at least 80% of revenues are generated from regulated operations (the "Total Shareholder Return Measure") and (ii) operating cash flow of CenterPoint Energy, Inc. ("Operating Cash Flow"), weighted 40% for the Total Shareholder Return Measure and 60% for Operating Cash Flow, for all participants other than those employed by Texas Genco Holdings, Inc. Distributions for participants employed by Texas Genco Holdings, Inc. are based on the Total Shareholder Return Measure, a combined goal based on controlling operations and maintenance expenses and capital expenditures and a goal based on limiting forced outages, weighted 25%, 40% and 35%, respectively;

     o for the 2003 - 2005 performance cycle are based on the Total Shareholder Return Measure and Operating Cash Flow weighted 60% and 40%, respectively, for all participants; and

     o for the 2004 - 2006 performance cycle are based on a total shareholder return measure of CenterPoint Energy, Inc. compared to the companies in the S&P utility index for all participants.